Exhibit 3.6

DRAFT AMENDMENT FOR THE PURPOSES OF INCLUSION AS AN EXHIBIT TO FORM S-1.

THIS HAS NOT BEEN FILED WITH THE DELAWARE SECRETARY OF STATE.

VENHUB GLOBAL, INC.

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is “VenHub Global, Inc.”

2.	The Article THIRD of the Certificate of Incorporation of the corporation is hereby amended so that, as amended, said Article shall be and read in its entirety as follows:

a.	The Corporation shall be authorized to issue one hundred million shares (100,000,000) Common Stock, one hundred thousand (100,000) shares of Class A Preferred Stock, twenty million (20,000,000) shares of Class B Preferred Stock, and one hundred thousand (100,000) shares of Class C Preferred Stock, each having a par value of $0.001.

b.	Each Common share shall be entitled to one vote for all matters on which a shareholder vote is requested or required. Common Stock of the company may be issued from time to time without prior approval by the shareholders. The stock of the company may be issued for such consideration as may be fixed from time to time by the Board of Directors. The holders of the Common Stock are entitled to receive the net assets of the Corporation upon dissolution, subject to any adjustment due to any designation of additional classes of shares.

c.	Class A Preferred Stock

i.	The Class A Preferred Stock shall rank: (i) senior to any other class or series of outstanding Preferred Shares or classes of capital stock of the Company not explicitly ranked higher herein; (ii) prior to all of the Company’s Common Stock, (“Common Stock”); (iii) prior to any other class or series of capital stock of the Company hereafter created not explicitly ranked higher herein (“Junior Securities”); and in each case as to distributions of assets upon liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as “Distributions”).

DRAFT AMENDMENT FOR THE PURPOSES OF INCLUSION AS AN EXHIBIT TO FORM S-1.

THIS HAS NOT BEEN FILED WITH THE DELAWARE SECRETARY OF STATE.

ii.	The Class A Preferred Stock shall be convertible into shares of Common Stock of the Company at a ratio of three hundred seventy-nine and thirty five thousand twenty nine one hundred thousandths (379.35029) shares of Common Stock for each share of Class A Preferred Stock at the sole discretion of the holder.

iii.	The Holders of Class A Preferred Stock shall have voting rights equal to two thousand (2,000) votes per each one (1) share of Class A Preferred Stock held at the time of any vote.

d.	Class B Preferred Stock

i.	The Class B Preferred Stock shall have no preferential rank.

ii.	The Class B Preferred Stock shall be convertible into shares of Common Stock of the Company at a ratio of one (1) share of Common Stock for each share of Class B Preferred Stock at the sole discretion of the Board of Directors.

iii.	The Holders of Class B Preferred Stock shall have no voting rights except as otherwise required by appliable law.

e.	Class C Preferred Stock

i.	The Class C Preferred Stock shall have no preferential rank.

ii.	The Class C Preferred Stock shall have no conversion rights.

iii.	The Holders of Class C Preferred Stock shall have voting rights equal to exactly one thousand (1,000) votes per each one (1) share of Class C Preferred Stock held at the time of any vote.

f.	Each shareholder of record shall have voting rights as described above, except that in the election of directors he or she shall have the right to vote such number of shares (that have the right to vote on the election of directors) for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

g.	The Board of Directors may, from time to time, distribute to the shareholders in partial liquidation, out of stated capital or capital surplus of the Corporation, a portion of its assets, in cash or property, subject to the limitations contained in the statutes of the State of Delaware.

3.	That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate to be executed by its duly authorized officer on this __ day of _________ 2025.

VENHUB GLOBAL, INC.

By:
Name:
Title: